Exhibit 4.2

CONVERTIBLE NOTE

NEITHER THE ISSUANCE NOR SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES HAVE BEEN ACQUIRED SOLELY FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TOWARD RESALE AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.

OPEN ENERGY CORPORATION

CONVERTIBLE NOTE

Issuance Date: August 31, 2007	Original Principal Amount: U.S. $1,000,000

FOR VALUE RECEIVED, Open Energy Corporation, a Nevada corporation (the “Company”), hereby promises to pay to Everest Asset Management AG or its registered assigns (“Holder”) the amount set out above as the Original Principal Amount (as reduced pursuant to the terms hereof pursuant to conversion or otherwise, the “Principal”) when due, whether upon the Maturity Date (as defined below), acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at the Interest Rate as required by Section 2 hereof.  This Convertible Note (including all Convertible Notes issued in exchange, transfer or replacement hereof, this “Note”) is one of the Convertible Notes issued pursuant to the Securities Purchase Agreement (as defined below) on the Closing Date (collectively, the “Notes” and such other Convertible Notes, the “Other Notes”).  Certain capitalized terms used herein are defined in Section 27.  Capitalized terms used but not defined herein shall have the meanings set forth in the Securities Purchase Agreement (as defined below).

(1)   PAYMENTS OF PRINCIPAL.  On the Maturity Date, the Company shall pay to the Holder an amount in cash representing all outstanding Principal.  The “Maturity Date” shall be six (6) months from the date of the Initial Closing, as may be extended at the option of the Holder (i) in the event that, and for so long as, a Trigger Event (as defined in Section 4(a)) shall have occurred and be continuing on the Maturity Date (as may be extended pursuant to this Section 1) or any event that shall have occurred and be continuing that with the passage of time and the failure to cure would result in a Trigger Event, and (ii) through the date that is ten (10) Business Days after the consummation of a Change of Control in the event that a Change of Control is publicly announced.  The Company shall have the right to prepay this Note, without penalty, in whole or in part prior to the Maturity Date.  In the event of prepayment, there shall be no adjustment for the original issue discount.  The Company shall give at least five business days written notice of any intention to prepay this Note.

(2)   INTEREST; INTEREST RATE.  Commencing on the Maturity Date of this Note, Interest shall accrue on outstanding Principal at an interest rate equal to ten percent (10%) per annum (the “Interest Rate”).  Interest shall be calculated on the basis of a 365-day year and the actual number of days elapsed, to the extent permitted by applicable law.  Any Interest that shall accrue hereunder shall be payable on demand.

(3)   CONVERSION OF THIS NOTE.  This Note shall be convertible by the Holder into shares of the Company’s Common Stock on the terms and conditions set forth in this Section 3.

(a)   Conversion Right.  Subject to the provisions of Section 3(e), at any time or times on or after the Issuance Date, the Holder shall be entitled to convert, at the Holder’s sole option, any portion of the outstanding and unpaid Conversion Amount (as defined below) into fully paid and nonassessable shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at the Conversion Rate (as defined below).  The Company shall not issue any fraction of a share of Common Stock upon any conversion.  If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share.  The Company shall pay any and all transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount; provided that the Company shall not be required to pay any tax that may be payable in respect of any issuance of Common Stock to any Person other than the converting Holder or with respect to any income tax due by the Holder with respect to such Common Stock.

(b)   Forced Conversion. Upon thirty (30) days prior written notice to all of the Holders, the Company shall have the right to call all, but not less than all, of the Notes for Conversion at the Conversion Price (as defined below) if the Weighted Average Price for the Company’s Common Stock has exceeded 300% of the Conversion Price for at least 20 Trading Days during a 30 Trading Day period ending within 5 Trading Days prior to the Company sending a notice (the “Forced Conversion Notice”) of forced conversion and the date of such forced conversion (the “Forced Conversion Notice Date”) to the Holder the (“Measurement Period”), and if the following conditions are satisfied: (i) there is either an effective registration statement providing for the resale of the shares of Common Stock underlying the Notes during each Trading Day of the Measurement Period or all of the shares of Common Stock underlying this Note may be resold pursuant to Rule 144(k) of the Securities Act without restriction during each Trading Day of the Measurement Period; and (ii) the Common Stock has traded an average of 600,000 shares per day during the Measurement Period.  The date the Notes shall be converted pursuant to this provision shall be thirty (30) days after the Forced Conversion Notice Date specified in the Forced Conversion Notice sent to the Holder.  Notwithstanding the foregoing, in no event shall the Company force the conversion of a Holder of Notes if such forced conversion would result in such Holder beneficially owning more than Maximum Percentage I or Maximum Percentage II (each as defined below in Section 3(e)(1)(A) and Section 3(e)(1)(A), respectively).

(c)   Conversion Rate.  The number of shares of Common Stock issuable upon conversion of any Conversion Amount shall be determined by dividing (x) such Conversion Amount by (y) the then applicable Conversion Price (the “Conversion Rate”).

(i)                        “Conversion Amount” means the sum of (A) the portion of the Principal to be converted, redeemed or otherwise with respect to which this determination is being made, (B) accrued and unpaid Interest with respect to such Principal, if any, and (C) accrued and unpaid Late Charges with respect to such Principal and Interest, if any.

(ii)                       “Conversion Price” means, as of any Conversion Date (as defined below) or other date of determination, an amount equal to $0.50, subject to adjustment as provided herein; provided that, in no event shall the Conversion Price be lower than $0.05 (such floor price to be adjusted in the same manner that the Conversion Price is adjusted pursuant to Section 7 or Section 8).

(d)   Mechanics of Conversion.

(i)                        Optional Conversion.  To convert any Conversion Amount into shares of Common Stock on any date (a “Conversion Date”), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York Time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and (B) if required by Section 3(d)(iii), surrender this Note to a common carrier for delivery to the Company as soon as practicable on or following such date (or an indemnification undertaking with respect to this Note in the case of its loss, theft or destruction).  On or before the third (3rd) Trading Day following the date of receipt of a Conversion Notice, the Company shall transmit by facsimile a confirmation of receipt of such Conversion Notice to the Holder and the Company’s transfer agent (the “Transfer Agent”).  If this Note is physically surrendered for conversion as required by Section 3(d)(iii) and the outstanding Principal of this Note is greater than the Principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than three (3) Business Days after receipt of this Note and at its own expense, issue and deliver to the holder a new Note (in accordance with Section 17(d)) representing the outstanding Principal not converted.  The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.  In the event of a partial conversion of this Note pursuant hereto, the principal amount converted shall be deducted from the outstanding Principal for purposes of calculating interest payments due on this Note pursuant to Section 2.

(ii)                       Delivery of Certificates. On or before the third (3rd) Trading Day following the date of receipt of a Conversion Notice (the “Share Delivery Date”) or request for removal of restrictive legends on the shares of Common Stock issuable in connection therewith, the Company shall (X) provided that the Transfer Agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion

Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled.

(A)          If such delivery is made more than two (2) additional Trading Days after conversion or request for removal of legend (a “Conversion Failure”), as the case may be, then the Company will compensate the Holder at a rate of $100 per day for each of the first ten (10) Trading Days and $200 per day thereafter for each $10,000 of securities.  In such event, after the first such ten (10) Trading Days noted above, the Holder will also have the right to rescind its Conversion Notice for the Note.

(B)           If the certificates have not been delivered by the fifth (5th) Trading Day after conversion or request for removal of legend, as the case may be, and the Holder has purchased (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by the Holder of Common Stock issuable upon such conversion that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within three (3) Trading Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Bid Price on the Conversion Date.

(iii)                      Registration; Book-Entry.  The Company shall maintain a register (the “Register”) for the recordation of the names and addresses of the holders of each Note and the principal amount of the Notes held by such holder (the “Registered Notes”).  The entries in the Register shall be conclusive and binding for all purposes absent manifest error.  The Company and the holders of the Notes shall treat each Person whose name is recorded in the Register as the owner of a Note for all purposes, including, without limitation, the right to receive payments of principal and interest hereunder, notwithstanding notice to the contrary.  A Registered Note may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register.  Upon its receipt of a request to assign or sell all or part of any Registered Note by a Holder, the Company shall record the information contained therein in the Register and issue one or more new Registered Notes in the same aggregate principal amount as the principal amount of the surrendered Registered Note to the designated assignee or transferee pursuant to Section 17.  Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless (A) the full Conversion Amount represented by this Note is being converted or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of this Note upon physical surrender of this Note.  The Holder and the Company shall maintain records showing the Principal, Interest and Late Charges, if any, converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Notes upon conversion.

(iv)                      Pro Rata Conversion; Disputes.  In the event that the Company receives a Conversion Notice from more than one holder of Notes for the same Conversion Date and the Company can convert some, but not all, of such portions of the Notes submitted for conversion, the Company shall convert from each holder of Notes electing to have Notes converted on such date a pro rata amount of such holder’s portion of its Notes submitted for conversion based on the principal amount of Notes submitted for conversion on such date by such holder relative to the aggregate principal amount of all Notes submitted for conversion on such date.  In the event of a dispute as to the number of shares of Common Stock issuable to the Holder in connection with a conversion of this Note, the Company shall issue to the Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with Section 22.

(e)           Limitations on Conversions.

(i) Beneficial Ownership.  (A) The Holder shall not have the right to convert this Note, to the extent that after giving effect to such conversion, such Person (together with such Person’s affiliates) would beneficially own in excess of 4.99% (the “Maximum Percentage I”) of the shares of Common Stock outstanding immediately after giving effect to such conversion.  For purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended.  For purposes of this Note, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Form 10-K, Form 10-KSB, Form 10-Q, Form 10-QSB, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Notes and the Warrants, by the Holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported.  For purposes hereof, the Company may rely on representations of Holder set forth in applicable Conversion Notices.  By written notice to the Company, the Holder may from time to time increase or decrease the Maximum Percentage I to any other percentage in excess of 4.99% specified in such notice; provided that (i) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to the Holder and not to any other holder of Warrants.

Notwithstanding anything in this Note to the contrary, the Company shall be entitled to treat the registered holder of this Note as such appears in its records as the owner of this Note for all purposes; provided that such records are kept current with a reasonably satisfactory and customary method intended for such purpose

(B) The Holder shall not have the right to convert this Note, to the extent that after giving effect to such conversion, such Person (together with such Person’s affiliates) would beneficially own in excess of 9.99% (the “Maximum Percentage II”)

of the shares of Common Stock outstanding immediately after giving effect to such conversion.  For purposes of this Note, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Form 10-K, Form 10-KSB, Form 10-Q, Form 10-QSB, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Notes and the Warrants, by the Holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported.  For purposes hereof, the Company may rely on representations of the holders set forth in applicable Conversion Notices.  By written notice to the Company, the Holder may from time to time increase or decrease the Maximum Percentage II to any other percentage in excess of 9.99% specified in such notice; provided that (i) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to the Holder and not to any other holder of Warrants.

(4)   RIGHTS UPON TRIGGER EVENT.

(a)   Trigger Event.  Each of the following events shall constitute a “Trigger Event”:

(i)                        the suspension from trading or failure of the Common Stock to be listed on the Principal Market or an Eligible Market for a period of five (5) consecutive Trading Days or for more than an aggregate of ten (10) Trading Days in any 365-day period;

(ii)                       the Company’s (A) failure to cure a Conversion Failure by delivery of the required number of shares of Common Stock within ten (10) Trading Days after the applicable Conversion Date or (B) notice, written or oral, to any holder of the Notes, including by way of public announcement or through any of its agents, at any time, of its intention not to comply with a request for conversion of any Notes into shares of Common Stock that is tendered in accordance with the provisions of the Notes;

(iii)                      at any time following the thirtieth (30th) day that the Company fails to have a sufficient number of authorized shares of Common Stock available to satisfy its obligations for issuance upon a conversion of the full Conversion Amount of this Note (without regard to any limitations on conversion);

(iv)                      the Company’s failure to pay to the Holder any amount of Principal (including, without limitation, any redemption payments), Interest, Late Charges or other amounts when and as due under this Note, except, in the case of a failure to pay any Interest and Late Charges when and as due, in which case only if such failure continues for a period of at least fifteen (15) Business Days;

(v)                       the failure to pay when due or any acceleration, prior to maturity of any Indebtedness or the Company or any Subsidiaries of $100,000 or more of such Indebtedness in the aggregate and such failure to pay continues uncured for more than ten (10) Business Days;

(vi)                      the Company or any of its Material Subsidiaries (as defined in SEC Regulation S-X), pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal, foreign or state law for the relief of debtors (collectively, “Bankruptcy Law”), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a “Custodian”), (D) makes a general assignment for the benefit of its creditors or (E) admits in writing that it is generally unable to pay its debts as they become due;

(vii)                     a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company or any of its Subsidiaries  in an involuntary case, (B) appoints a Custodian of the Company or any of its Subsidiaries or (C) orders the liquidation of the Company or any of its Subsidiaries;

(viii)                    a final judgment or judgments for the payment of money aggregating in excess of $250,000 are rendered against the Company or any of its Subsidiaries and which judgments are not, within sixty (60) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $250,000 amount;

(ix)                       the Company breaches any representation, warranty, covenant or other term or condition of any Transaction Document, and such breach constitutes, individually or in the aggregate, a Material Adverse Effect; provided, however, that in the case of a breach of a covenant which is curable, only if such breach continues for a period of at least ten (10) consecutive Business Days; or

(x)                        the Company’s failure to engage the services of a transfer agent for its Common Stock that is a participant in the Depository Trust Company’s Full Fast Program prior to the date on which the Registration Statement is declared effective by the SEC.

(b)   Redemption Right.  Upon the occurrence of a Trigger Event with respect to this Note or any Other Note, the Company shall within (1) Business Day deliver written notice thereof via facsimile or e-mail and overnight courier (a “Trigger Event Notice”) to the Holder.  At any time after the earlier of the Holder’s receipt of a Trigger Event Notice and the Holder becoming aware of a Trigger Event, the Holder may require the Company to redeem all or any portion of this Note by delivering written notice thereof (the “Trigger Event Redemption Notice”) to the Company, which Trigger Event Redemption Notice shall indicate the portion of this Note the Holder is electing to have redeemed.  Each portion of this Note subject to redemption by the Company pursuant to this Section 4(b) shall be redeemed by the Company at an amount equal to any accrued and unpaid liquidated damages, plus the greater of

(A) the Conversion Amount to be redeemed multiplied by the Redemption Premium, or (B) the Conversion Amount to be redeemed multiplied by the quotient of (i) the Closing Sale Price at the time of the Triggering Event (or at the time of payment of the redemption price, if greater) divided by (ii) the Conversion Price (the “Trigger Event Redemption Price”), provided, however, (B) shall be applicable only in the event that a Trigger Event of the type specified in Section 4(a)(i), (ii), (iii) or (iv) hereof has occurred and remains uncured or the Conversion Shares otherwise could not be received or sold by the Holder without any resale restrictions (or pursuant to an effective Registration Statement).  After a Trigger Event occurs, the Conversion Price shall be permanently decreased (but not increased) on the first Business Day of each calendar month thereafter (each a “Trigger Adjustment Date”) until either the Trigger Event is cured or the Trigger Event Redemption Price is paid in full, to a price (the “Trigger Event Reset Price”) equal to the lesser of (i) the Conversion Price then in effect, or (ii) the lowest Weighted Average Price that has occurred on any Trigger Adjustment Date since the date of occurrence of the Trigger Event.   Redemptions required by this Section 4(b) shall be made in accordance with the provisions of Section 11.  To the extent redemptions required by this Section 4(b) are deemed or determined by a court of competent jurisdiction to be prepayments of the Note by the Company, such redemptions shall be deemed to be voluntary prepayments.  The parties hereto agree that in the event of the Company’s redemption of any portion of the Note under this Section 4(b), the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder.  Accordingly, any Triggering Event Redemption Price due under this Section 4(b) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty.

(c)   Conversion Right.  Furthermore, in addition to any other remedies, each Holder shall have the right (but not the obligation) to convert this Note at any time after a Trigger Event at a fixed conversion price equal to thirty percent (30%) of the Weighted Average Price on the Closing Date.

(5)   RIGHTS UPON FUNDAMENTAL TRANSACTION AND CHANGE OF CONTROL.

(a)   Assumption.  The Company shall not enter into or be party to a Fundamental Transaction unless (i) the Successor Entity assumes in writing all of the obligations of the Company under this Note and the other Transaction Documents in accordance with the provisions of this Section 5(a) pursuant to written agreements in form and substance satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction, including agreements to deliver to each holder of Notes in exchange for such Notes a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Notes, including, without limitation, having a principal amount and interest rate equal to the principal amounts then outstanding and the interest rates of the Notes held by such holder, having similar conversion rights as the Notes and having similar ranking to the Notes, and satisfactory to the Required Holders and (ii) the Successor Entity (including its Parent Entity) is a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market.  Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental

Transaction, the provisions of this Note referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note with the same effect as if such Successor Entity had been named as the Company herein.  Upon consummation of the Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon conversion or redemption of this Note at any time after the consummation of the Fundamental Transaction, in lieu of the shares of the Company’s Common Stock (or other securities, cash, assets or other property) issuable upon the conversion or redemption of the Notes prior to such Fundamental Transaction, such shares of the publicly traded common stock (or their equivalent) of the Successor Entity (including its Parent Entity), as adjusted in accordance with the provisions of this Note.  The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion or redemption of this Note.

(b)   Redemption Right.  If at the time known to the Company, no sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Change of Control, but in any event not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via facsimile and overnight courier to the Holder (a “Change of Control Notice”).  At any time during the period beginning on the date of the Holder’s receipt of a Change of Control Notice and ending twenty (20) Trading Days after the consummation of such Change of Control, the Holder may require the Company to redeem all or any portion of this Note after receipt by the Company of such notice and promptly after (or upon, in the case of such notice delivered prior to the Change of Control) consummation of the Change of Control by delivering written notice thereof (“Change of Control Redemption Notice”) to the Company, which Change of Control Redemption Notice shall indicate the Conversion Amount the Holder is electing to have redeemed.  The portion of this Note subject to redemption pursuant to this Section 5 shall be redeemed by the Company in cash for an amount equal to any accrued and unpaid liquidated damages, plus the greater of (i) the product of (x) the Conversion Amount being redeemed and (y) the quotient determined by dividing (A) the greater of the Closing Sale Price immediately following the public announcement of such proposed Change of Control and the Closing Sale Price of the Common Stock immediately prior to the public announcement of such proposed Change of Control by (B) the Conversion Price and (ii) Change of Control Premium of the Conversion Amount being redeemed (the “Change of Control Redemption Price”).  Redemptions required by this Section 5 shall be made in accordance with the provisions of Section 11 and shall have priority to payments to stockholders in connection with a Change of Control.  To the extent redemptions required by this Section 5(b) are deemed or determined by a court of competent jurisdiction to be prepayments of this Note by the Company, such redemptions shall be deemed to be voluntary prepayments.  Notwithstanding anything to the contrary in this Section 5, until the Change of Control Redemption Price is paid in full, the Conversion Amount submitted for redemption under this Section 5(b) may be converted, in whole or in part, by the Holder into Common Stock pursuant to Section 3.

(6)   RIGHTS UPON ISSUANCE OF PURCHASE RIGHTS AND OTHER CORPORATE EVENTS.

(a)   Purchase Rights.  If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Note (without taking into account any limitations or restrictions on the convertibility of this Note) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.  Notwithstanding any provision of this Section 6(a) to the contrary, in the event that: (i) the Weighted Average Price of the Common Stock equals or exceeds 150% of the applicable Conversion Price for each of the twenty (20) consecutive Trading Days immediately preceding a Purchase Right Date, and (ii) the average daily trading volume of the Common Stock during each of the twenty (20) consecutive Trading Days immediately preceding a Purchase Right Date equals or exceeds 600,000 shares per day, then this Section 6(a) shall not apply to such Purchase Right.

(b)   Other Corporate Events.  In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon a conversion of this Note, (i) in addition to the shares of Common Stock receivable upon such conversion, if applicable, such securities or other assets to which the Holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by the Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of this Note) or (ii) in lieu of the shares of Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of shares of Common Stock in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Note initially been issued with conversion rights for the form of such consideration (as opposed to shares of Common Stock) at a conversion rate for such consideration commensurate with the Conversion Rate.  Provision made pursuant to the preceding sentence shall be in a form and substance satisfactory to the Required Holders.  The provisions of this Section shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion or redemption of this Note.

(7)   ADJUSTMENT OF CONVERSION PRICE UPON SUBDIVISION OR COMBINATION OF COMMON STOCK.  If the Company at any time on or after the Subscription Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced.  If the Company at any time on or after the Subscription Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

(8)   ADJUSTMENT UPON ISSUANCE OF SHARES OF COMMON STOCK.    If the Company issues or sells, or in accordance with this Section 8 is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding shares of Common Stock deemed to have been issued by the Company in connection with any Excluded Securities for a consideration per share (the “New Issuance Price”) less than a price (the “Applicable Price”) equal to the Conversion Price in effect immediately prior to such issue or sale or deemed issuance or sale (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the New Issuance Price.  Upon each such adjustment of the Conversion Price hereunder, the number of Conversion Shares shall be adjusted to the number of shares of Common Stock determined by multiplying the Conversion Price in effect immediately prior to such adjustment by the number of Conversion Shares acquirable upon conversion of this Note immediately prior to such adjustment and dividing the product thereof by the Conversion Price resulting from such adjustment.  For purposes of determining the adjusted Conversion Price under this Section 8, the following shall be applicable:

(a)           Issuance of Options.  If the Company in any manner grants any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share.  For purposes of this Section 8(a), the “lowest price per share for which one share of Common Stock is issuable upon exercise of such Options or upon conversion, exercise or exchange of such Convertible Securities” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the granting or sale of the Option, upon exercise of the Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option.  No further adjustment of the Conversion Price or number of Conversion Shares shall be made upon the actual issuance of such shares of Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities.
(b)           Issuance of Convertible Securities.  If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share.  For the purposes of this Section 8(b), the “lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to one share of Common Stock upon the issuance or sale of the Convertible Security and upon conversion, exercise or exchange of such Convertible Security.  No further adjustment of the Conversion Price or number of Conversion Shares shall be made upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of this Note has been or is to be made pursuant to other provisions of this Section 8, no further adjustment of the Conversion Price or number of Conversion Shares shall be made by reason of such issue or sale.
(c)           Change in Option Price or Rate of Conversion.  If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for shares of Common Stock increases or decreases at any time, the Conversion Price and the number of Conversion Shares in effect at the time of such increase or decrease shall be adjusted to the Conversion Price and the number of Conversion Shares which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate, as the case may be, at the time initially granted, issued or sold.  For purposes of this Section 8(c), if the terms of any Option or Convertible Security that was outstanding as of the date of issuance of this Note are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the shares of Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease.  No adjustment pursuant to this Section 8 shall be made if such adjustment would result in an increase of the Conversion Price then in effect or a decrease in the number of Conversion Shares.
(d)       Calculation of Consideration Received.  In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction, the Options will be deemed to have been issued for the difference of (i) the aggregate fair market value of such Options and other securities issued or sold in such integrated transaction, less (ii) the fair market value of the securities other than such Option, issued or sold in such transaction and the other securities issued or sold in such integrated transaction will be deemed to have been issued or sold for the balance of the consideration received by the Company.  If any shares of Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company therefor.  If any shares of Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the Weighted Average Price of such security on the date of receipt.  If any shares of Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities, as the case may be.  The fair value of any consideration other than cash or securities will be determined jointly by the Company and the Required Holders.  If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Business Days after the tenth day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Required Holders.  The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(e)       Record Date.  If the Company takes a record of the holders of shares of Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in shares of Common Stock, Options or in Convertible Securities or (ii) to subscribe for or purchase shares of Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(9)   NONCIRCUMVENTION.  The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action that is required hereunder to protect the rights of the Holder of this Note.

(10)        RESERVATION OF AUTHORIZED SHARES.

(a)   Reservation.  So long as any of the Notes are outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Notes, 120% of the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Notes then outstanding; provided that at no time shall the number of shares of Common Stock so reserved be less than the number of shares required to be reserved by the previous sentence (without regard to any limitations on conversions) (the “Required Reserve Amount”).  The number of shares of Common Stock reserved for conversions of the Notes and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Notes based on the principal amount of the Notes held by each holder at the Closing (as defined in the Securities Purchase Agreement) or increase in the number of reserved shares, as the case may be (the “Authorized Share Allocation”).  In the event that a holder shall sell or otherwise transfer any of such holder’s Notes, each transferee shall be allocated a pro rata portion of such holder’s Authorized Share Allocation.  Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Notes shall be allocated to the remaining holders of Notes, pro rata based on the principal amount of the Notes then held by such holders.

(b)   Insufficient Authorized Shares.  If at any time while any of the Notes remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Notes at least a number of shares of Common Stock equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Notes then outstanding.  Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than sixty (60) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock.  In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal.

(11)        HOLDER’S REDEMPTIONS.

(a)           The Company shall deliver the applicable Trigger Event Redemption Price to the Holder within five (5) Business Days after the Company’s receipt of the Holder’s Trigger Event Redemption Notice.  If the Holder has submitted a Change of Control Redemption Notice in accordance with Section 5(b), the Company shall deliver the applicable Change of Control Redemption Price to the Holder concurrently with the consummation of such Change of Control if such notice is received prior to the consummation of such Change of Control and within five (5) Business Days after the Company’s receipt of such notice otherwise.  In the event of a redemption of less than all of the Conversion Amount of this Note, the Company shall promptly cause to be issued and delivered to the Holder a new Note (in accordance with Section 17(d)) representing the outstanding Principal which has not been redeemed.  In the event that the Company does not pay the applicable Redemption Price to the Holder within the time period required, at any time thereafter and until the Company pays such unpaid Redemption Price in full, the Holder shall have the option, in lieu of redemption, to require the Company to promptly return to the Holder all or any portion of this Note representing the Conversion Amount that was submitted for redemption and for which the applicable Redemption Price (together with any Late Charges thereon) has not been paid.  Upon the Company’s receipt of such notice, (x) the Redemption Notice shall be null and void with respect to such Conversion Amount, (y) the Company shall immediately return this Note, or issue a new Note (in accordance with Section 17(d)) to the Holder representing such Conversion Amount and (z) the Conversion Price of this Note or such new Notes shall be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the Redemption Notice is voided and (B) the lowest Closing Bid Price of the Common Stock during the period beginning on and including the date on which the Redemption Notice is delivered to the Company and ending on and including the date on which the Redemption Notice is voided.  The Holder’s delivery of a notice voiding a Redemption Notice and exercise of its rights following such notice shall not affect the Company’s obligations to make any payments of Late Charges which have accrued prior to the date of such notice with respect to the Conversion Amount subject to such notice.

(b)           Redemption by Other Holders.  Upon the Company’s receipt of notice from any of the holders of the Other Notes for redemption or repayment as a result of an event or occurrence substantially similar to the events or occurrences described in Section 4(b) or Section 5(b) (each, an “Other Redemption Notice”), the Company shall immediately, but no later than one (1) Business Day of its receipt thereof, forward to the Holder by facsimile a copy of such notice.  If the Company receives a Redemption Notice and one or more Other Redemption Notices, during the seven (7) Business Day period beginning on and including the date which is three (3) Business Days prior to the Company’s receipt of the Holder’s Redemption Notice and ending on and including the date which is three (3) Business Days after the Company’s receipt of the Holder’s Redemption Notice and the Company is unable to redeem all principal, interest and other amounts designated in such Redemption Notice and such Other Redemption Notices received during such seven (7) Business Day period, then the Company shall redeem a pro rata amount from each holder of the Notes (including the Holder) based on the principal amount of the Notes submitted for redemption pursuant to such Redemption Notice and such Other Redemption Notices received by the Company during such seven (7) Business Day period.

(12)        VOTING RIGHTS.  The Holder shall have no voting rights as the holder of this Note, except as required by law, including, but not limited to, Nevada Revised Statutes, Title 7,Chapter 78, and as expressly provided in this Note.

(13)        COVENANTS.

(a)   Rank.  All payments under this Note shall rank senior to all unsecured indebtedness incurred on or after the date hereof.

(b)   Incurrence of Indebtedness.  So long as there remains twenty-five percent (25%) or more of the original Notes outstanding, the Company shall not, and the Company shall not permit any of its Subsidiaries to incur or guarantee or assume any Indebtedness, other than (i) the Indebtedness evidenced by this Note and the Other Notes, and (ii) other Permitted Indebtedness.

(c)   Existence of Liens.  So long as there remains twenty-five percent (25%) or more of the original Notes outstanding, other than Permitted Liens, the Company shall not, and the Company shall not permit any of its Subsidiaries to allow any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Company or any of its Subsidiaries (collectively, “Liens”), to the extent such Lien is upon or in a material portion of (x) the Company’s property and assets or (y) the property and assets of the Company and its Subsidiaries taken as a whole on a consolidated basis.

(d)   Restricted Payments.  The Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Permitted Indebtedness (other than this Note), whether by way of payment in respect of principal of (or premium, if any) or interest on such Indebtedness, if at the time such payment is due or is otherwise made or after giving effect to such payment, an event constituting, or that with the passage of time and without being cured would constitute, a Trigger Event has occurred and is continuing.

(e)   Restriction on Redemption and Cash Dividends.  Until all of the Notes have been converted, redeemed or otherwise satisfied in accordance with their terms, the Company shall not, directly or indirectly, redeem, repurchase or declare or pay any cash dividend or distribution on its capital stock without the prior express written consent of the Required Holders.

(14)        PARTICIPATION.  The Holder, as the holder of this Note, shall be entitled to receive such dividends paid and distributions made to the holders of Common Stock to the same extent as if the Holder had converted this Note into Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions.  Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

(15)        VOTE TO ISSUE, OR CHANGE THE TERMS OF, NOTES.  The affirmative vote of the Required Holders at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders shall be required for any change or amendment to this Note or the Other Notes.  No consideration shall be offered or paid to any holder of Notes to amend or consent to a waiver or modification of the Notes unless the same consideration also is offered to all of the holders of Notes.

(16)        TRANSFER.  This Note may be offered, sold, assigned or transferred by the Holder without the consent of the Company, subject only to the provisions of Section 2(f) of the Securities Purchase Agreement.

(17)        REISSUANCE OF THIS NOTE.

(a)   Transfer.  If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 17(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less then the entire outstanding Principal is being transferred, a new Note (in accordance with Section 17(d)) to the Holder representing the outstanding Principal not being transferred.  The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section 3(d)(iii) following conversion or redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

(b)   Lost, Stolen or Mutilated Note.  Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 17(d)) representing the outstanding Principal.

(c)   Note Exchangeable for Different Denominations.  This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 17(d)) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d)   Issuance of New Notes.  Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 17(a) or Section 17(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued and unpaid Interest and Late Charges on the Principal and Interest of this Note, if any, from the Issuance Date.

(18)        REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF.  The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief).  Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate.  The Company therefore agrees that, in the event of any such breach or threatened breach, specifically including but not limited to the Company’s failure to adjust the Conversion Price as required hereunder following a Dilutive Issuance, the Holder shall be entitled, upon posting a bond and demonstrating economic loss, in addition to all other available remedies, to an injunction restraining any breach.

(19)        PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS.  If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, financial advisory fees and attorneys’ fees and disbursements.

(20)        CONSTRUCTION; HEADINGS.  This Note shall be deemed to be jointly drafted by the Company and all the Purchasers and shall not be construed against any person as the drafter hereof.  The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

(21)        FAILURE OR INDULGENCE NOT WAIVER.  No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(22)        DISPUTE RESOLUTION.  In the case of a dispute as to the determination of the Closing Bid Price, the Closing Sale Price or the Weighted Average Price, the determination of the occurrence of a Dilutive Issuance which would trigger a reset of the Conversion Price, the determination of the Company entering into an agreement to issue securities pursuant to an Equity Line (as defined in the Securities Purchase Agreement), the determination of the Company entering into an agreement to issue Variable Equity Securities (as defined in the Securities Purchase Agreement) or the arithmetic calculation of the Conversion Rate or any Redemption Price, or the determination of the Company entering into a transaction that would violate any of the Additional Issuance Restrictions (as defined in the Securities Purchase Agreement) the Company shall submit the disputed determinations or arithmetic calculations via facsimile within one (1) Business Day of receipt, or deemed receipt, of the Conversion Notice or Redemption Notice or other event giving rise to such dispute, as the case may be, to the Holder.  If the Holder and the Company are unable to agree upon such determination or calculation within one (1) Business Day of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within one (1) Business Day submit via facsimile (a) the disputed determination of the Closing Bid Price, the Closing Sale Price or the Weighted Average Price to an independent, reputable investment bank (which is ranked in the top 10 investment banks nationally, by revenue) selected by the Company and approved by the Holder, or (b) a copy of the disputed agreement or other documentation pursuant to which the Holder believes securities may be issued pursuant to an Equity Line or as Variable Equity Securities, or which Holder believes may be a Dilutive Issuance which would trigger a reset of the Conversion Price, or which Holder believes may violate the Additional Issuance Restrictions, to an independent law firm selected by the Company and approved by Holder or (c) the disputed arithmetic calculation of the Conversion Rate or any Redemption Price to the Company’s independent, outside accountant (which is ranked in the top 10 accounting firms nationally, by revenue).  The Company, at the Company’s expense, shall cause the investment bank, the law firm or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations.  Such investment bank’s, law firm’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.  The procedures required by this Section 22 are collectively referred to herein as the “Dispute Resolution Procedures.”

(23)        NOTICES; PAYMENTS.

(a)   Notices.  Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement.  The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefore.  Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) immediately upon any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least twenty (20) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

(b)   Payments.  Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of the Purchasers, shall be initially be as set forth on the Schedule of Buyers attached to the Securities Purchase Agreement; provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder’s wire transfer instructions.  Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day.  Any amount of Principal which is not paid when due shall result in a late charge being incurred and payable by the Company in an amount equal to interest on such amount at the rate of eleven percent (11.0%) per annum from the date such amount was due until the same is paid in full (“Late Charge”).

(24)        CANCELLATION.  After all Principal, accrued Interest and other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

(25)        WAIVER OF NOTICE.  To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Securities Purchase Agreement.

(26)        GOVERNING LAW; JURISDICTION; SEVERABILITY; JURY TRIAL.  This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.  The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law.  Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Note.  Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder.  THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

(27)        CERTAIN DEFINITIONS.  For purposes of this Note, the following terms shall have the following meanings:

(a)           “Approved Stock Plan” means any employee benefit plan which has been or hereafter is approved by the Board of Directors of the Company, pursuant to which the Company’s securities may be issued to any employee, officer or director for services provided to the Company.

(b)           “Bloomberg” means Bloomberg Financial Markets.

(c)           “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(d)           “Change of Control” means any Fundamental Transaction other than (A) any reorganization, recapitalization or reclassification of Common Stock, in which a majority of holders of the Company’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company or (C) in the event of a Change of Control involving consideration paid to holders of the Company’s Common Stock, the consideration per share of the Company’s Common Stock to be received by the holders thereof is greater (as to amounts other than cash, as determined reasonably and in good faith by the Board of Directors of the Company) than the product of the (x) Change of Control Premium and (y) Conversion Price then in effect.

(e)           “Change of Control Premium” means (i) 120% from the Issuance Date through the first anniversary of the Issuance Date, (ii) 115% after the first anniversary of the Issuance Date through the second anniversary of the Issuance Date and (iii) 110% thereafter.

(f)            “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.).  If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder.  If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 22.  All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(g)           “Closing Date” shall have the meaning set forth in the Securities Purchase Agreement, which date is the date the Company initially issued this Note pursuant to the terms of the Securities Purchase Agreement.

(h)           “Common Stock Deemed Outstanding” shall mean, at any given time, the number of shares of Common Stock actually outstanding at such time, plus (i) the number of shares of Common Stock deemed to be outstanding pursuant to Sections 8(a) and 8(b) hereof regardless of whether the Options or Convertible Securities are actually exercisable at such time and (ii) plus the number of shares of Common Stock underlying Options or Convertible Securities issued pursuant to the Approved Stock Plans that are actually exercisable or convertible at such time at an exercise price or conversion price that is less than or equal to the per share fair market value of such underlying shares of Common Stock, but excluding any shares of Common Stock owned or held by or for the account of the Company or issuable upon conversion of this Note.

(i)            “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

(j)            “Convertible Notes” has the meaning ascribed to such term in the Securities Purchase Agreement, and shall include all notes issued in exchange thereof or replacement thereof.

(k)           “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for Common Stock.

(l)            “Eligible Market” means The New York Stock Exchange, Inc., the American Stock Exchange, The NASDAQ Global Select Market, The NASDAQ Global Market, The NASDAQ Capital Market, or the NASD’s OTC Bulletin Board.

(m)          “Effective Date” has the meaning ascribed to such term in the Registration Rights Agreement.

(n)           “Excluded Securities” means any Common Stock issued or issuable: (i) in connection with any Approved Stock Plan; (ii) upon conversion of this Note or the exercise of the Warrant; (iii) upon conversion of any Options or Convertible Securities which are outstanding on the day immediately preceding the Subscription Date, provided that the terms of such Options or Convertible Securities are not amended, modified or changed on or after the Subscription Date; (iv) in connection with mergers, acquisitions, strategic business partnerships or joint ventures, in each case with non-affiliated third parties and otherwise on an arm’s-length basis, the primary purpose of which is not to raise additional capital; (v) upon the issuance of Options or the exercise of any Options issued to financial institutions in connection with commercial credit agreements or issuance of non-convertible debt by the Company, each of which the primary purpose is not to raise additional capital, (vi) in connection with the currently contemplated Series A and Series B Note and Warrant Financing, which is in the process of being negotiated with Knight Capital, in an amount of up to Thirty Million Dollars ($30,000,000), (vii) in connection with any note or warrant financing on identical terms in an amount of up to One Million Dollars ($1,000,000), all of which shall be subscribed for on or prior to August 31, 2007, (viii) pursuant to a bona fide firm commitment underwritten public offering with a nationally recognized underwriter that generates gross proceeds to the Company in excess of $10 million (other than an “at-the-market offering” as defined in Rule 415 under the 1933 Act and “equity lines”) and (ix) securities issued in connection with corporate partnering transactions or terms approved by the Board of Directors of the Company and the primary purpose of which is not to raise equity capital.

(o)           “Fundamental Transaction” means that the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person or Persons, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding shares of Voting Stock (not including any shares of Voting Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding shares of Voting Stock (not including any shares of Voting Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), (v) reorganize, recapitalize or reclassify its Common Stock or (vi) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock.

(p)           “GAAP” means United States generally accepted accounting principles, consistently applied.

(q)           “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities, other than those issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with the stock option or other employee benefit plans of the Company and is Subsidiaries and which are exercisable at a price not less than the closing price of the Company’s Common Stock as reported on the Trading Day immediately preceding the date of grant.

(r)            “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(s)           “Permitted Indebtedness” means (A) Indebtedness incurred by the Company that is made expressly subordinate in right of payment to the Indebtedness evidenced by this Note, as reflected in a written agreement acceptable to the Holder and approved by the Holder in writing, and which Indebtedness does not provide at any time for (1) the payment, prepayment, repayment, repurchase or defeasance, directly or indirectly, of any principal or premium, if any, thereon until ninety-one (91) days after the Maturity Date or later and (2) total interest and fees at a rate in excess of three percent (3%) over the greater of the Interest Rate and the rate for U.S. treasury notes with comparable maturity per annum; (B) Indebtedness existing as of the Issuance Date and set forth in the Schedule of Exceptions; (C) Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refund, renew, refinance, defease or replace Permitted Indebtedness; (D) intercompany Indebtedness among the Company and its Subsidiaries, provided that if issued by the Company, the intercompany Indebtedness is subordinated in right of payment to this Note, provided, however, that (i) such extension, refund, renewal, refinancing, defeasance or replacement is pursuant to terms that are not materially less favorable to the Company and its Subsidiaries than the terms of the Indebtedness being extended, refinanced or modified and (ii) after giving effect to such extension, refund, renewal, refinancing, defeasance or replacement, the amount of such Indebtedness is not greater than the amount of Indebtedness outstanding immediately prior to such refund, renewal, refinancing, defeasance or replacement; (E) hedging obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating and/or fixed rate Permitted Indebtedness; (F) Indebtedness of a Person or business existing at the time such Person or business was acquired by the Company or any of its Subsidiaries, provided that such acquisition is not prohibited hereunder and such Indebtedness was not incurred in contemplation of such acquisition and has no recourse to the Company’s and its Subsidiaries’ existing assets and properties; (G) Indebtedness incurred solely in respect of bankers acceptances, letters of credit and performance bonds (to the extent that such incurrence does not result in the incurrence of any obligation to repay any obligation relating to borrowed money or other Indebtedness), all in the ordinary course of business in amounts and for the purposes customary in the Company’s industry; and (H) Indebtedness incurred in connection with the currently contemplated Series A and Series B Note and Warrant Financing, which is in the process of being negotiated with Knight Capital, in an amount of up to Thirty Million Dollars ($30,000,000).

(t)            “Permitted Liens” means:

(i)            any Lien for taxes, assessments or governmental charges or claims not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(ii)           any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent

(iii)          any Lien imposed by law or created by operation of law, including, without limitation, materialmen’s mechanics’, landlords’, carriers’, warehousemen’s, suppliers’ and vendors’ Liens, Liens for master’s and crew’s wages and other similar Liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings;

(iv)          Liens incurred or deposits and pledges made in connection with (1) obligations incurred in respect of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits or legislation, (2) the performance of letters of credits, bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations or (3) obligations on surety or appeal bonds, but only to the extent such deposits or pledges are made or otherwise arise in the ordinary course of business and secure obligations not past due;

(v)           reservations, exceptions, encroachments, rights-of-way, covenants, conditions, easements, restrictions and similar encumbrances or charges on real property and minor irregularities in the title thereto that do not (i) secure obligations for the payment of money or (ii) materially impair the value of such property or its use by the Company or any of its Subsidiaries in the normal conduct of such Person’s business;

(vi)          Liens in favors of the Company or any of its Subsidiaries;

(vii)         Liens on property, shares of stock or Indebtedness or other assets of a Person existing at the time such Person is merged with or into or consolidated with the Company or any of its Subsidiaries or otherwise acquired by the Company or its Subsidiaries, provided that such merger or consolidation is not prohibited hereunder and such Liens were not incurred in contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or any of its Subsidiaries;

(viii)        Liens on property existing at the time of acquisition thereof by the Company or any of its Subsidiaries, provided that such acquisition is not prohibited hereunder and such Liens were not incurred in contemplation of such acquisition and do not extend to property or assets of the Company or its Subsidiaries existing immediately prior to such acquisition;

(ix)           Liens existing on the date hereof and either (x) described on the Schedule of Exceptions hereto or (y) with a value of less than $100,000 individually and $500,000 in the aggregate;

(x)            Liens to secure any extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Indebtedness secured by Liens referred to in the foregoing clauses (vii), (ix) and (xi) hereof; provided that such Liens do not extend to any other property of the Company or any of its Subsidiaries and the principal amount of the Indebtedness secured by such Lien is not increased;

(xi)           judgment Liens not giving rise to a Trigger Event so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(xii)          Liens securing hedging obligations permitted to be incurred pursuant to clause (F) of the definition of Permitted Indebtedness;

(xiii)         Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of banker’s acceptances issued or credited for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(xiv)        Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(xv)         Liens arising out of consignment or similar arrangements for the sale of goods in the ordinary course of business,

(xvi)        Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xvii)       Liens on assets leased to the Company or any of its Subsidiaries if such lease is properly classified as an operating lease in accordance with GAAP;

(xviii)      Liens with respect to conditional sale or other title retention agreements and any leases in the nature thereof, provided any such Lien with respect to conditional sales or other title retention agreements encumbers only property and accretions thereto (and proceeds arising from the disposition thereof) which are subject to such conditional sale or other title retention agreement or lease in the nature thereof;

(xix)         leases and subleases of, and licenses and sub-licenses with respect to, property where the Company or any of its Subsidiaries is the lessor or licensor (or sublessor or sublicensor), provided that such leases, subleases, licenses and sublicenses do not in the aggregate materially interfere with the business of the Company and its Subsidiaries taken as a whole; and

(xx)          Liens securing Indebtedness permitted to be incurred pursuant to clause (C) of the definition of Permitted Indebtedness, provided that such Liens do not extend to any other property of the Company or its Subsidiaries and the principal amount of the Indebtedness secured by such Lien is not increased.

(u)           “Person” means an individual or legal entity, including but not limited to a corporation, a limited liability company, a partnership, a joint venture, a trust, an unincorporated organization and a government or any department or agency thereof.

(v)           “Principal Market” means the NASD OTC Bulletin Board.

(w)          “Redemption Notices” means, collectively, the Trigger Event Redemption Notices and the Change of Control Redemption Notices, each of the foregoing, individually, a Redemption Notice.

(x)            “Redemption Premium” means (i) in the case of the Trigger Events described in Section 4(a)(i) - (vi) and (ix) - (xii), 125% during the first twelve months that this Note is outstanding and 115% thereafter or (ii) in the case of the Trigger Events described in Section 4(a)(vii) - (viii), 100%.

(y)           “Redemption Prices” means, collectively, the Trigger Event Redemption Price and the Change of Control Redemption Price, each of the foregoing, individually, a Redemption Price.

(z)            “Registration Rights Agreement” means that certain registration rights agreement dated as of the Subscription Date by and among the Company and the initial holder of the Notes relating to, among other things, the registration of the resale of the Common Stock issuable upon conversion of the Notes and exercise of the Warrants.

(aa)         “Required Holders” means, in the event that there remains fifteen percent (15%) or more of the original dollar amount of the Notes issued still outstanding, holders of Notes representing at least thirty-three percent (33%) of the aggregate principal amount of the Notes then outstanding

(bb)         “SEC” means the United States Securities and Exchange Commission.

(cc)         “Securities Purchase Agreement” means that certain securities purchase agreement dated as of the Subscription Date by and among the Company and the initial holders of the Notes pursuant to which the Company issued the Notes and the Warrants.

(dd)         “Subscription Date” means the date of issuance of the Note as purchased by the Holder.

(ee)         “Subsidiary” means any entity in which the Company, directly or indirectly, owns any of the capital stock or holds an equity or similar interest.

(ff)           “Successor Entity” means the Person, which may be the Company, formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been made, provided that if such Person is not a publicly traded entity whose common stock or equivalent equity security is quoted or listed for trading on an Eligible Market, Successor Entity shall mean such Person’s Parent Entity.

(gg)         “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

(hh)         “Voting Stock” of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

(ii)           “Warrant” has the meaning ascribed to such term in the Securities Purchase Agreement, and shall include all warrants issued in exchange therefor or replacement thereof.

(jj)           “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York Time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as the Principal Market publicly announces is the official close of trading) as reported by Bloomberg through its “Volume at Price” functions, or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York Time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as such market publicly announces is the official close of trading) as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.).  If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder.  If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 22.  All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(28)        DISCLOSURE. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Note, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries, the Company shall comply with the disclosure requirements under the U.S. federal securities laws.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

OPEN ENERGY CORPORATION

By:	/s/ David Saltman
Name: David Saltman
Title: Chief Executive Officer

EXHIBIT I

OPEN ENERGY CORPORATION

CONVERSION NOTICE

Reference is made to the Convertible Note (the “Note”) issued to the undersigned by OPEN ENERGY CORPORATION (the “Company”).  In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into shares of Common Stock par value $0.001 per share (the “Common Stock”) of the Company, as of the date specified below.

Date of Conversion:

Aggregate Conversion Amount to be converted:

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Note is being converted in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:

By:

Title:

Dated:

Account Number:
(if electronic book entry transfer)

Transaction Code Number:
(if electronic book entry transfer)

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs Madison Stock Transfer, Inc. to issue the above-indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated [                ], 2007 from the Company and acknowledged and agreed to by Madison Stock Transfer, Inc.

OPEN ENERGY CORPORATION

By:
Name:
Title: